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                                                                    Exhibit 12


                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                     --------------------------------------
                Statements of Ratio of Earnings to Fixed Charges
                ------------------------------------------------
                                 ($ in millions)



                                                                               Twelve Months
                                                                              Ended December 31,
                                                            ---------------------------------------------------------
                                                             1998         1997        1996          1995        1994
                                                            ------       ------      ------        ------      ------
Consolidated Income (Loss) from Continuing Operations
before Income Taxes                                          401.0       392.2        337.5        (643.0)      392.2

Adjustments:
 Interest during construction                                 (2.1)       (3.0)        (1.1)        (20.2)         --
 Distributed (Undistributed) equity income                    (0.4)        3.6          1.5          (7.9)       (0.9)
 Fixed charges (*)                                           173.1       182.0        184.6       1,061.3        33.7
                                                             -----       -----        -----       -------       -----
 Earnings Available                                          571.6       574.8        522.5         390.2       425.0
                                                             -----       -----        -----       -------       -----

Fixed Charges:
 Interest on long-term and short-term debt                   145.4       145.6        150.8         987.2         0.7
 Other interest                                                9.6        15.4         13.5          53.6        14.1
 Portion of rentals representing interest                     18.1        21.0         20.3          20.5        18.9
                                                             -----       -----        -----       -------       -----
Total Fixed Charges (**), (***)                              173.1       182.0        184.6       1,061.3        33.7
                                                             -----       -----        -----       -------       -----

Ratio of Earnings to Fixed Charges                            3.30        3.16         2.83       N/A (a)       12.61
                                                             =====       =====        =====       =======       =====



(a) To achieve a one-to-one coverage, the Corporation would need an additional $671.1 million of earnings in 1995.

     (*) Amounts for the twelve months ended December 31, 1994 through December 31, 1996 have been restated to conform to 1998 presentation.

     (**) This amount excludes approximately $230 million and $210 million of interest expense not recorded for the twelve months ended December 31, 1994. This amount includes interest expense of $982.9 million including the write-off of unamortized discounts on debentures recorded in 1995. Reference is made to the Statements of Consolidated Income for the twelve months ended December 31, 1995, as reported on Form 10-K and Note 2 of Notes to Consolidated Financial Statements of the Corporation's Annual Report on Form 10-K for the year ended December 31, 1995.

     (***) This amount excludes $8.6 million of interest expense not recorded with respect to the registrant's guarantee of LESOP Trust's debentures for the twelve months ended December 31, 1994.